Reg. Section 240.14a-101
                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                               (Amendment No.   )
                                ----------------

Filed by the Registrant |x|
Filed by a party other than the Registrant | |
Check the appropriate box:
| |   Preliminary proxy statement
| |   Confidential, for use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
|x|   Definitive proxy statement
| |   Definitive additional materials
| |   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               Loews Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                    N/A
------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|x|  No fee required.
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)  Title of each class of securities to which transaction applies:  N/A
------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:  N/A
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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  N/A
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(4)  Proposed maximum aggregate value of transaction:  N/A
------------------------------------------------------------------------------
(5)  Total fee paid:  N/A
------------------------------------------------------------------------------
| |  Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement Number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:  N/A
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(3)  Filing party:  N/A
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(4)  Date filed:  N/A
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                                 [LOGO]

                                 LOEWS
                              CORPORATION

                            667 Madison Avenue
                      New York, New York  10021-8087

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held on May 11, 1999

To the Shareholders:

     The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at The Regency Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 11, 1999, at 11:00 A.M. New York City Time, for the following purposes:

 .   To elect twelve directors;

 .   To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent certified public accountants for the Company;

 .   To consider and act upon five shareholder proposals; and

 .   To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                      By order of the Board of Directors,


                                                 BARRY HIRSCH
                                                   Secretary

Dated: March 26, 1999

SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                   LOEWS
                                CORPORATION



                               ---------------


                               PROXY STATEMENT


                               ---------------





     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 11, 1999. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March 26, 1999.

     The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

     As of March 15, 1999, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 111,408,600 shares of Common Stock of the Company (the "Common Stock") outstanding. Each outstanding share is entitled to one vote on all matters which may come before the meeting. In accordance with the Company's by-laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the twelve nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the Annual Meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against such proposal. Broker non-votes are not counted as present.

     The Board of Directors of the Company has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations in relation to shareholder meetings that identify how an individual shareholder has voted will be kept confidential from the Company and its employees, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of the Company's transfer agent or another third party, and not employees of the Company.

Principal Shareholders

     The following table contains certain information as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. Except as otherwise noted, this information is as of February 26, 1999, and each such person has sole voting and investment power with respect to the shares set forth, except as may be noted below.


                                                       Amount
                                                    Beneficially      Percent
           Name and Address                             Owned         of Class
           ----------------                         ------------      --------

     Laurence A. Tisch ...................           17,308,998         15.5%
       667 Madison Avenue
       New York, N.Y. 10021-8087

     Preston R. Tisch ....................           17,308,998         15.5%
       667 Madison Avenue
       New York, N.Y. 10021-8087

     Laurence A. Tisch and Preston R. Tisch are each Co-Chairman of the Board of the Company, and are brothers. James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Chairman of the Executive Committee and a director of the Company, are sons of Mr. L.A. Tisch. Jonathan M. Tisch, President and Chief Executive Officer of Loews Hotels and a director of the Company, is the son of Mr. P.R. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company's Office of the President. Shares of Common Stock beneficially owned include 3,000,000 shares held by each of the wives of Messrs. L.A. Tisch and P.R. Tisch.

Director and Officer Holdings

     The following table sets forth certain information as to the shares of Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, below, and by all executive officers and directors of the Company as a group, at February 26, 1999, based on data furnished by them.


                                                            Amount
                                                         Beneficially  Percent
            Name                                           Owned(1)   of Class
            ----                                         ------------ --------

     Charles B. Benenson                                   155,550(2)       *
     John Brademas                                           1,110(3)       *
     Dennis H. Chookaszian                                   4,000(4)       *
     Paul J. Fribourg                                        6,000(5)       *
     Bernard Myerson                                        31,500(6)       *
     Edward J. Noha                                          1,500(7)       *
     Gloria R. Scott                                             0
     Andrew H. Tisch                                         2,000(8)       *
     James S. Tisch                                         80,000(9)       *
     Jonathan M. Tisch                                     155,020(10)      *
     Laurence A. Tisch                                  17,308,998(11)   15.5%
     Preston R. Tisch                                   17,308,998(11)   15.5%
     All executive officers and directors as a group    35,055,276       31.3%
      (23 persons including those listed above)

*Represents less than 1% of the outstanding shares of Common Stock.

(1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(2) These shares are owned by a partnership in which a revocable trust created by Mr. Benenson has a 75% interest and of which Mr. Benenson is general manager. In addition, 70,200 shares of Common Stock and 30,000 shares of common stock of CNA Financial Corporation ("CNA"), an 85%-owned subsidiary of the Company, are held by a charitable foundation. Mr. Benenson has shared voting and investment power with respect to the Common Stock and CNA common stock owned by such partnership and foundation.
(3)  In addition, Mr. Brademas owns 234 shares of CNA common stock.
(4)  In addition, Mr. Chookaszian owns 404,031 shares of CNA common stock.
(5) These shares are owned by an affiliate of Continental Grain Company ("Continental Grain"). Mr. Fribourg may be deemed to share beneficial ownership of these shares by virtue of his position as an executive officer of Continental Grain. However, Mr. Fribourg disclaims any such beneficial interest.
(6) In addition, Mr. Myerson's wife owns 2,500 shares of Common Stock as to which he disclaims any beneficial interest.
(7)  In addition, Mr. Noha owns beneficially 1350 shares of CNA common stock.
(8) In addition, 380 shares of Common Stock are owned by Mr. A.H. Tisch's son, as to which he disclaims any beneficial interest, and 20,000 shares of Common Stock are held by a charitable foundation as to which he has shared voting and investment power.
(9) In addition, 58,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power.
(10) In addition, 32,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.
(11) Includes 3,000,000 shares of Common Stock held by his wife, in each case.

                           ELECTION OF DIRECTORS
                             (Proposal No. 1)

     Pursuant to the by-laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at twelve. Accordingly, action will be taken at the meeting to elect a Board of twelve directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall be duly elected and shall qualify. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

     Charles B. Benenson, 86 - Officer and Director, Benenson Realty Company (real estate investments). Mr. Benenson has been a director of the Company since 1960 and is a member of the Audit Review Committee and the Incentive Compensation Committee.

     John Brademas, 72 - President Emeritus since 1992 and, prior thereto, President of New York University. Mr. Brademas is also a director of Scholastic, Inc., Texaco Inc. and Kos Pharmaceuticals, Inc. Mr. Brademas has been a director of the Company since 1982 and is a member of the Incentive Compensation Committee.

     Dennis H. Chookaszian, 55 - Chairman of the Executive Committee of CNA since February 1999. Prior thereto, he had been Chairman of the Board and Chief Executive Officer of CNA Insurance Companies. Mr. Chookaszian is a director of CNA and Mercury Finance Company. He has been a director of the Company since 1995.

     Paul J. Fribourg, 45 - Chairman of the Board of Directors and Chief Executive Officer of Continental Grain since 1997. Prior thereto he had been President and Chief Operating Officer of Continental Grain. Mr. Fribourg is also a director of ContiFinancial Corporation. He has been a director of the Company since 1997.

     Bernard Myerson, 81 - Retired, formerly Chairman Emeritus of Sony Theatre Management Corporation. Mr. Myerson has been a director of the Company since 1963 and is a member of the Executive Committee.

     Edward J. Noha, 71 - Chairman of the Board of CNA since 1992. Prior thereto, Mr. Noha had been Chairman and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha has been a director of the Company since 1975.

     Gloria R. Scott, 60 - President, Bennett College, Greensboro, North Carolina. Dr. Scott has been a director of the Company since 1990 and is a member of the Audit Review Committee.

     Andrew H. Tisch, 49 - Chairman of the Executive Committee and member of the Office of the President of the Company since January 1999. Prior thereto he had been Chairman of the

Management Committee of the Company. Mr. Tisch served as Chairman of the Board and Chief Executive Officer of Lorillard, Inc., a wholly owned subsidiary of the Company, from September 1989 to May 1995. Mr. Tisch is Chairman of the Board of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company, and a director of Zale Corporation. Mr. Tisch has been a director of the Company since 1985.

     James S. Tisch, 46 - President and Chief Executive Officer and a member of the Office of the President of the Company since January 1999. Prior thereto he had been President and Chief Operating Officer of the Company since 1994. He is also a director of CNA and Vail Resorts, Inc and Chairman of the Board and Chief Executive Officer of Diamond Offshore Drilling, Inc., a 52% owned subsidiary of the Company ("Diamond Offshore"). Mr. Tisch has been a director of the Company since 1986 and is a member of the Finance Committee.

     Jonathan M. Tisch, 45 - President and Chief Executive Officer of Loews Hotels and a member of the Office of the President of the Company. He has been a director of the Company since 1986 and is a member of the Executive Committee.

     Laurence A. Tisch, 76 - Co-Chairman of the Board of the Company. Prior to January 1999 Mr. Tisch had also been Co-Chief Executive Officer of the Company. Mr. Tisch is Chief Executive Officer of CNA and a director of CNA and Bulova. In addition, he served as Chairman, President and Chief Executive Officer and a director of CBS Inc. ("CBS") until November 24, 1995. Mr. Tisch also serves as a director of Automatic Data Processing, Inc. He has been a director of the Company since 1959 and is a member of the Finance Committee.

     Preston R. Tisch, 72 - Co-Chairman of the Board of the Company. Prior to January 1999, Mr. Tisch had also been Co-Chief Executive Officer of the Company. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 26, 1988. Prior thereto he had served as President and Chief Operating Officer of the Company since 1969 and as a director of the Company since 1960. He was re-elected a director of the Company in March 1988. He is a director of Bulova, CNA, Hasbro, Inc. and Rite Aid Corporation.

Committees

     The Company has an Audit Review Committee, a Finance Committee, an Incentive Compensation Committee and an Executive Committee. The Company has no nominating committee or compensation committee.

     The functions of the Audit Review Committee include recommendation to the Board of Directors with respect to the engagement of the Company's independent certified public accountants, review of the scope and effectuation of the audit engagement and of the Company's internal audit procedures, approval of each service performed by the independent accountants, and review of the Company's internal accounting controls.

Attendance at Meetings

     During 1998 there were six meetings of the Board of Directors, three meetings of the Audit Review Committee and one meeting of the Incentive Compensation Committee. Each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which such director serves.

Director Compensation

     Each director who is not an employee of the Company is paid an annual retainer of $25,000 for serving as a director. In addition, members of the Audit Review Committee and of the Incentive Compensation Committee are paid $1,000 for each meeting attended.

                          EXECUTIVE COMPENSATION

     The following table sets forth information for the years indicated regarding the compensation of the Co-Chief Executive Officers and each of the other three most highly compensated executive officers of the Company as of December 31, 1998, for services in all capacities to the Company and its subsidiaries.

                        SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                  ---------------------------------
                                                                      Long-Term
       Name and                                        Other Annual  Compensation     All Other
 Principal Position         Year  Salary (1)   Bonus   Compensation   Payouts(2)    Compensation
 ------------------         ----  ----------   -----   ------------  -------------  ------------

L. A. Tisch                 1998 $1,003,204                            $1,125,000    $69,743(3)
 Co-Chairman of the         1997    990,046                             1,125,000     60,210
 Board and Co-Chief         1996    997,796                               830,000     46,652
 Executive Officer(4)

P. R. Tisch                 1998  1,003,204              $469,682(5)    1,125,000     69,743(3)
 Co-Chairman of the         1997    987,046               447,369       1,125,000     60,210
  Board and Co-Chief        1996    994,796               413,886         830,000     46,652
  Executive Officer(4)

J. S. Tisch                 1998  1,200,462(8)$180,000(9)                             38,258(10)
 President and Chief        1997    940,142                                           32,275
 Operating Officer(6)(7)    1996    873,046                                           31,316

A. H. Tisch                 1998    983,654                                           13,932(12)
 Chairman of the Management 1997    940,142                                            7,905
 Committee(7)(11)           1996    873,046                                            6,739

J. M. Tisch                 1998    983,654                                           12,203(12)
 President and Chief        1997    940,142                                            6,272
 Executive Officer of       1996    873,046                                            5,314
 Loews Hotels(7)

     (1) Salary includes payments to the named individual based on benefit choices under the Company's flexible benefits plan.
     (2) Represents payments under the Company's Incentive Compensation Plan for Executive Officers (the "Incentive Compensation Plan") based upon awards in 1996. Under the Incentive Compensation Plan, three single year awards were granted to each of L.A. Tisch and P.R. Tisch. Each award represents a designated percentage of the Company's consolidated after tax net income, exclusive of realized investment gains and losses, for designated performance periods.
     (3) Includes in each case the annual contribution under the Company's Employees Savings Plan and related allocation under the Company's Benefit Equalization Plan aggregating $43,743, $34,210 and $20,652 for 1998, 1997 and 1996, respectively. Also includes director's fees paid by CNA amounting to $26,000 for each of 1998, 1997 and 1996.
     (4) Each of Messrs. L.A. Tisch and P.R. Tisch resigned his position as Co-Chief Executive Officer effective as of January 1, 1999.
     (5) Represents the incremental cost of personal benefits provided by the Company, including $437,153, $400,000 and $370,000, respectively, for 1998, 1997 and 1996 for the use of an apartment at a Company operated hotel in New York City for the convenience of the Company and its Hotel Division.
     (6) Mr. J.S. Tisch was appointed Chief Executive Officer effective as of January 1, 1999.
     (7) Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch were appointed to the Office of the President effective as of January 1, 1999.
     (8) Includes $214,808 paid by Diamond Offshore to Mr. Tisch as compensation for his services as its Chief Executive Officer.
     (9) Represents a bonus granted by Diamond Offshore, pursuant to its Management Bonus Program, based on service during 1998. It is payable in annual installments of $45,000 in 1999, and $27,000 in each of the following five calendar years.
    (10) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan aggregating $12,258, $6,275 and $5,316 for 1998, 1997 and 1996, respectively.
Also includes director's fees paid by CNA amounting to $26,000 for each of 1998, 1997 and 1996.
    (11) Mr. A.H. Tisch was appointed Chairman of the Executive Committee effective as of January 1, 1999.
    (12) Represents the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan.

Employment Agreements

     Effective January 1, 1999, the Company entered into employment agreements with each of Andrew H. Tisch, James S. Tisch and Jonathan M. Tisch, which expire on December 31, 2001. Each agreement provides for a basic salary of $975,000 per annum for each such individual, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. Each such agreement also provides the right to participate in the Incentive Compensation Plan and eligibility to receive incentive compensation in accordance with the terms of such Plan.

     In addition, the employment agreements the Company maintains with each of Laurence A. Tisch and Preston R. Tisch were amended in 1998 to expire on December 31, 2000. Each agreement provides for a basic salary of $975,000 per annum, subject to such increases as the Board of

Directors may from time to time determine in its sole discretion. These agreements also provide the right to participate in the Incentive Compensation Plan and eligibility for incentive compensation in accordance with the terms of the Plan.

     The Company's employment agreements with Messrs. L.A. Tisch and P.R. Tisch also provide for the payment of supplemental retirement benefits in an amount equal to the excess, if any, of (i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Retirement Plan and the Internal Revenue Code, over
(ii) retirement benefits actually paid under such Plan as limited by such provisions. These supplemental benefits are equivalent to the benefits provided under the Benefit Equalization Plan (see "Pension Plan," below). Incentive compensation awarded the Messrs. Tisch under the Incentive Compensation Plan are included in the computation of their respective pensionable earnings in determining supplemental benefits under their respective employment agreements, but in no event will such supplemental benefits duplicate benefits under the Benefit Equalization Plan. The Company's Retirement Plan requires that pension payments commence in the year following the year in which a participant attains age 70 1/2. Messrs. L.A. Tisch and P.R. Tisch are currently receiving pension payments under the Retirement Plan and supplemental retirement benefits under their respective employment agreements. Retirement benefits payable to Mr. L.A. Tisch have been reduced in relation to retirement benefits paid to him under the retirement plan of CBS, for which Mr. Tisch served as president and chief executive officer from January 1987 to November 1995, and retirement benefits payable to Mr. P.R. Tisch have been adjusted to account for retirement benefits paid to him when he retired from the Company to serve as Postmaster General of the United States from August 1986 to February 1988.

Pension Plan

     The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefit Equalization Plan (the "Benefit Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefit Equalization Plan.

     Effective January 1, 1998, the Retirement Plan was converted to a cash balance plan. A cash balance plan is a form of non-contributory, defined benefit pension plan in which the value of each participant's benefit is expressed as a nominal cash balance account established in the name of such participant. The cash balance plan provides that each participant's account is increased annually based on a specified percentage of annual earnings (based on the participant's age) and a specified interest rate (which is established annually for all participants). At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or such account can be converted to a monthly annuity. Compensation covered under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. In addition, awards under the Incentive Compensation Plan are deemed compensation solely for purposes of the Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

     Participants with at least five years of service whose combined age and years of service equaled at least 60, or at least 18 years of service whose combined age and service equaled at least 58 at January 1, 1998, are entitled to a minimum retirement benefit equal to the benefit they would have earned under the Retirement Plan before its conversion to a cash balance plan. This minimum benefit is based upon the foregoing minimum benefit, average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. The following table shows estimated annual benefits upon retirement under the Retirement Plan for various average compensation and credited service based upon normal retirement at January 1, 1999 and a straight life annuity form of pension.

                            PENSION PLAN TABLE

Average Final                     Estimated Annual Pension for
Compensation                Representative Years of Credited Service
-------------               ----------------------------------------

                   15        20        25        30          35          40
                   --        --        --        --          --          --

$  400,000      $ 72,000  $100,800  $132,800  $164,800  $  196,800  $  228,800
   600,000       108,000   151,200   199,200   247,200     295,200     343,200
   800,000       144,000   201,600   265,600   329,600     393,600     457,600
 1,000,000       180,000   252,000   332,000   412,000     492,000     572,000
 1,200,000       216,000   302,400   398,400   494,400     590,400     686,400
 1,400,000       252,000   352,800   464,800   576,800     688,800     800,800
 1,600,000       288,000   403,200   531,200   659,200     787,200     915,200
 1,800,000       324,000   453,600   597,600   741,600     885,600   1,029,600
 2,000,000       360,000   504,000   664,000   824,000     984,000   1,144,000
 2,200,000       396,000   554,400   730,400   906,400   1,082,400   1,258,400

     The years of credited service of Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch are twenty-five, nineteen, twenty-one, thirty-eight and thirty-six, respectively.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

     The Company's policy regarding executive compensation has been adopted by the Board of Directors. The Board of Directors has no compensation committee. The members of the Audit Review Committee have from time to time acted as a special compensation committee for purposes of recommendation to the Board of Directors with respect to the Company's Co-Chief Executive Officers. See "Co-Chief Executive Officers," below. The Company's executive compensation consists solely of base annual salary and incentive compensation under the Company's Incentive Compensation Plan. In addition, executive officers participate, along with other salaried employees, in the Company's Employees Savings Plan and Retirement Plan. There is currently no bonus, stock option or long-term incentive program, except for the Incentive Compensation Plan.

     The overall objective of the Company's executive compensation policy is to attract and motivate a high level of performance by the Company's executive officers. To accomplish this objective, compensation levels are based upon an evaluation of the individual's performance and cash salaries paid to executives in similar positions by companies with comparable revenues. In determining comparable salaries the Company participates in and analyzes two management compensation surveys. These surveys have been selected primarily because of the broad range of companies of various sizes included in them, the manner in which the information is presented and, with respect to one such survey, the consistency of the data presented. One survey includes two of the eight companies included in the Standard & Poor's Financial Diversified Index and the other survey does not include any of the companies included in that index (see "Stock Price Performance Graph," below). In most cases, the Company seeks to maintain compensation levels for executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of cash compensation paid by companies with comparable revenues. However, as a result of evaluation of job performance as well as length of service, the compensation levels of a majority of the Company's executive officers fall above these parameters.

Co-Chief Executive Officers

     The compensation of the Company's Co-Chief Executive Officers for 1998 has been established pursuant to the employment agreements negotiated between the Company and each of the Co-Chief Executive Officers. These employment agreements provide for increases in remuneration as the Board of Directors may from time to time determine in its sole discretion, although no action has been taken or requested in relation to this provision.

     Under the Internal Revenue Code, the amount of compensation paid to or accrued for the Co-Chief Executive Officers and the three other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" under the Internal Revenue Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

     To the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, the Company has adopted the Incentive Compensation Plan for the purpose of causing the compensation expense associated with such plan to qualify as performance-based compensation. In accordance with the Incentive Compensation Plan, the Incentive Compensation Committee in February 1996 granted each of Messrs. L.A. Tisch and P.R. Tisch awards of a maximum of $830,000 for the year 1996 and a maximum of $1,125,000 for each of the years 1997 and 1998. In February 1999, the Incentive Compensation Committee granted each of Messrs. J.S Tisch, A.H. Tisch and J.M. Tisch awards under the Incentive Compensation Plan of a maximum of $325,000 for the year 1999. The payment of all awards granted under the Incentive Compensation Plan is subject to the attainment of specified performance goals in relation to after tax net income of the Company.

     By the Board of Directors:     Charles B. Benenson     Gloria R. Scott
                                    John Brademas           Andrew H. Tisch
                                    Dennis H. Chookaszian   James S. Tisch
                                    Paul J. Fribourg        Jonathan M. Tisch
                                    Bernard Myerson         Laurence A. Tisch
                                    Edward J. Noha          Preston R. Tisch

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. D.H. Chookaszian, B. Myerson and E.J. Noha, each of whom are directors, have formerly served as officers of the Company or its subsidiaries.

                             CERTAIN TRANSACTIONS

     Messrs. L.A. Tisch and P.R. Tisch and their affiliates reimbursed to the Company approximately $3,629,000 in the aggregate for the utilization by them of the services of certain employees and facilities of the Company during 1998.

     Continental Grain, of which Paul J. Fribourg, a director of the Company, is a shareholder, director and executive officer, from time to time purchases marine cargo and other insurance from insurance subsidiaries of CNA. Annual premiums for such insurance aggregated approximately $3 million in 1998.

     Pursuant to the terms of its Stock Ownership Plan, in October 1998 CNA provided a loan to Dennis H. Chookaszian to assist him with the purchase of common stock of CNA. Interest on this loan is 5.39% compounded semi-annually, and will be added to the principal balance until the loan is settled. The term of the loan is 10 years. It is unconditional with full recourse against the maker. As of December 31, 1998, the outstanding amount of this loan was $14,173,653.

     See "Compensation Committees Interlocks and Insider Participation" above, for information with respect to relationships between certain members of the Board of Directors and the Company.

                      STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500 Index") and the Standard & Poor's Financial Diversified Stock Index ("S&P Financial Diversified") for the five years ended December 31, 1998. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1993 and that all dividends were reinvested.


                                 [GRAPH]




                             1993    1994     1995     1996     1997     1998
------------------------------------------------------------------------------

Loews Corporation            100     94.44   172.10   209.51   238.21   222.92
S&P 500 Index                100    101.32   139.40   171.40   228.59   293.91
S&P Financial Diversified    100     96.42   154.85   199.46   314.44   411.56

                        RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                               (Proposal No. 2)

     The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 1999, subject to ratification by the shareholders. Deloitte & Touche LLP served as the Company's independent auditors during 1998. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions from shareholders and be given an opportunity to make a statement if they desire to do so.

         The Board of Directors recommends a vote FOR Proposal No. 2.

                           SHAREHOLDER PROPOSALS

     The Company has been advised that five shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal.

                 SHAREHOLDER PROPOSAL RELATING TO REPORTING OF
                          EXECUTIVE COMPENSATION
                             (Proposal No. 3)

     Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 122 shares of Common Stock, has notified the Company in writing that she intends to present the following resolution at the Annual Meeting for action by the shareholders:

"RESOLVED: That the shareholders recommend that the Board take the necessary step that Loews specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

"REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

"Last year the owners of 3,567,145 shares, representing approximately 4.5% of the shares voting, voted FOR this proposal.

"If you AGREE, please mark your proxy FOR this proposal."

         The Board of Directors recommends a vote AGAINST Proposal No. 3.

     The disclosure of executive compensation has been required by the rules of the Securities and Exchange Commission for many years. In accordance with these rules, this Proxy Statement includes detailed information regarding the compensation of the five highest paid executive officers of the Company. This proposal seeks to impose on the Company a unique, overly broad disclosure obligation to which, to the best knowledge of the Company, no other public company is subject. The Board believes that a public rule-making proceeding before the Securities and Exchange Commission is the appropriate forum for the consideration of proposals such as this. Furthermore, this proposal was overwhelmingly defeated at last year's annual meeting of shareholders.

Accordingly, the Board of Directors recommends a vote against this proposal.

                   SHAREHOLDER PROPOSAL RELATING TO CIGARETTE
                           USE BY PREGNANT WOMEN
                             (Proposal No. 4)

     The Minnesota State Board of Investment, Suite 105, MEA Building, 55 Sherburne Avenue, St. Paul, MN 55155, beneficial owner of 104,605 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

"Whereas Geoffrey C. Bible, Chairman and CEO of Philip Morris Companies, said at its annual meeting, April 27, 1995, 'It would be sensible for mothers who are pregnant not to smoke,' and 'I think it would be sensible for pregnant women not to smoke':

"In making these decisions, Bible explicitly acknowledged the harm that cigarettes cause the fetus when he indicated his comments paralleled the Surgeon General's Warning: 'Smoking by Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight';

"A recent analysis of the harm to fetuses and to newborns caused by cigarettes indicates that cigarettes cause up to 141,000 abortions, 61,000 cases of low birth weight, 4,800 perinatal deaths, and 2,200 deaths from Sudden Infant Death Syndrome [SIDS] each year in this country;

"Smoking kills at least 100 times as many babies every year as 'partial-birth abortions';

"A 1996 Emory University study showed that pregnant women smokers are 50 percent more likely to have mentally retarded children; those smoking a pack a day were 85 percent more likely to give birth to a retarded child;

"A report in the British Medical Journal [1996], encompassing more than 350,000 births over a two-year period, found that exposure to tobacco smoke is a much bigger risk factor for SIDS than was previously suspected. Keeping newborns away from tobacco smoke should reduce the death rate from SIDS by nearly two-thirds;

"Cigarettes impair fertility and reduce a woman's capacity to nurse;

"In issuing the recall of 8 billion cigarettes in May 1995 because of suspected contamination, Philip Morris expressed particular concern that pregnant women avoid the undesired toxin it had identified in its cigarette filters; and

"Concerned about protecting the unborn from harm, the manufacturer of Accutane, another product known to be toxic to the fetus, conducted an extensive educational campaign designed to inform both physicians and potential consumers about the importance of women not using Accutane if they are or might become pregnant;

"RESOLVED: Shareholders request management to prepare a report on the steps that Loews will take [beyond present periodic inclusion of warnings on cigarette packages] to warn women of child-bearing age of the harm caused by their tobacco use both before and after birth to infants. The report should be produced at reasonable expense and be provided to requesting shareholders by no later than January 1, 2000.

"SUPPORTING STATEMENT: Study after study shows that the cigarette is a major cause of fetal and neonatal harm. Cigarettes continue to cause serious injury in pregnancy and in the neonatal period despite a warning on cigarette packs and in some advertising. If you believe Loews should explore ways it can reduce the harm its products cause to infants, please vote YES."

        The Board of Directors recommends a vote AGAINST Proposal No. 4.

     Lorillard Tobacco Company ("Lorillard") believes that the potential health risks associated with cigarette smoking generally, as well as those risks associated with pregnancy and smoking have been widely publicized for many years. A clear warning notice specifically directed at the risks associated with pregnancy has been included as one of the four rotating warnings required by federal law on cigarette packages and advertising since 1985. Lorillard strictly complies with this federal requirement and believes that any additional warning notices should be established as the result of federal legislation. Furthermore, this proposal was overwhelmingly defeated at last year's annual meeting of shareholders. Accordingly, the Board of Directors recommends a vote against this proposal.

                      SHAREHOLDER PROPOSAL RELATING TO
                  EXECUTIVE COMPENSATION AND TEEN SMOKING
                            (Proposal No. 5)

     The Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, TX 77223, owner of 100 shares of Common Stock, and Christian Brothers Investment Services, Inc., 675 Third Avenue, 3lst Floor, New York, New York 10017, owner of 57,100 shares of Common Stock, have notified the Company in writing that they intend to present the following resolution at the Annual Meeting for action by the shareholders:

"WHEREAS, Our Company's executives consistently state they adamantly oppose smoking by minors. They gave initial agreement to a set of goals to achieve that end as outlined in the now-abandoned National Tobacco Settlement Proposal ('settlement').

"However our company is on record for linking economic penalties for the company if teen smoking did not decrease. In the 'settlement' our Company agreed to the payment of fines if smoking by teenagers would not drop drastically by specific dates. Under the penalty section of the proposed 'settlement,' smoking by people 18 or younger must fall 30% within five years, 50% within seven years and 60% within ten years. For each percentage point representing failure to meet these targets, tobacco companies agreed as a group to pay an $80 million fine, up to a maximum of $2 billion annually.

"Until now, the Congress and the Clinton Administration have put additional pressure on any 'settlement.' They've indicated a desire to eliminate liability protection and increase the fines if youth reduction goals are not met. Any action such as this could have the effect of depressing the stock price of our company.

"Our Company's management agreed to the proposed 'settlement' knowing the evidence that has shown that the majority of those addicted to the nicotine in cigarettes began smoking as minors, which would mean any consequent decline in youth smoking could, in the long term, have serious economic implications on future domestic sales of our company's tobacco products.

"While fines may adversely affect stock price and stockholder dividends they seemingly do not negatively affect executive compensation.

"We believe that managers, as those responsible for developing strategies to achieve these goals, should share in the success or failure of their strategies.

"RESOLVED: shareholders request that the Board voluntarily create a formula linking future executive compensation packages with achievement of specific decreases in teen consumption of our company's brands, using the terms of the now-defunct 'settlement' as a guide. The formula should penalize executives when the company is not found in compliance with the goals determined and reward them for meeting these goals.

"SUPPORTING STATEMENT: since our company has already indicated agreement with youth reduction goals as outlined in the National Settlement, this request is not contingent on approval of the 'settlement.' If you agree that all parties should bear responsibility for reducing teen smoking, including the executives who agree to and must oversee implementation of plans geared to insure such reductions, please vote "yes" for this resolution."

       The Board of Directors recommends a vote AGAINST Proposal No. 5.

     On November 23, 1998, Lorillard, together with other companies in the U.S. tobacco industry, entered into a Master Settlement Agreement ("MSA") with a group of State Attorneys General, designed to provide a comprehensive framework to resolve many of the issues affecting the United States tobacco industry, including a prohibition on targeting youth in the advertising and marketing of tobacco-related products. It also provides for the establishment of a foundation designed, among other things, to research, identify and implement effective means of reducing underage smoking, to be funded by approximately $1.45 billion supplied by the participating companies, including Lorillard, over a five year period.

     The MSA requires corporate culture commitments in relation to full compliance with the MSA, including furthering its goal of preventing underage tobacco use. Lorillard and other cigarette manufacturers would be subject to state enforcement actions for breaching their obligations concerning the development, implementation and enforcement of these corporate principles.

     Lorillard believes that the carefully balanced framework already provided by the MSA is the most appropriate manner by which to assure a meaningful reduction in youth smoking and that additional penalties directed specifically to executive compensation are inappropriate. Accordingly, the Board of Directors recommends a vote against this proposal.

             SHAREHOLDER PROPOSAL RELATING TO YOUTH-FRIENDLY
                           TOBACCO ADVERTISING
                            (Proposal No. 6)

     The Sisters of Charity of the Incarnate Word Retirement Trust, 6510 Lawndale, Houston, TX 77223, owner of 7,000 shares of Common Stock, and the Educational Foundation of America, 35 Church Lane, Westport, Ct. 06880, owner of 14,100 shares of Common Stock, have notified the Company in writing that they intend to present the following resolution at the Annual Meeting for action by the shareholders:

"WHEREAS our Company insists its tobacco ads and ad campaigns are not geared to underage youth and has even taken some actions that would indicate it is serious about ensuring that youth do not use our tobacco products;

"As concerned shareholders, aware that the future viability of our company's tobacco division is based on ensuring new users, most of whom will continue to use our brands because they began as underage youth;

"A 1996 University of British Columbia study found that teenagers are three times as likely as adults to respond to cigarette ads and, on average, whenever a cigarette brand increased its advertising budget by 10%, its share of the adult smoking market grew only 3% but its share of teen smokers grew 9%.

"Cigarettes are the most heavily advertised product in the U.S.A. However, unlike adults, whose consumption patterns do not reflect advertising dollars, the three-most advertised cigarettes in the U.S. are the three used most by underage youth.

"Further evidence presented in the New England Journal of Medicine, American Journal of Public Health, and the Journal of Pediatrics had demonstrated that tobacco advertising plays a significant role in stimulating illegal consumption of tobacco by minors.

"Such data seems to undermine the stated concern of our company that it is not advertising its tobacco in any way to influence young people to use our products versus those of our competitors. This leaves some shareholders confused as to how to be sure they are not involved in a company whose activities may possibly be illegal at the worst and immoral at the least.

"RESOLVED: Shareholders request the Board to implement the following, or its equivalent, as policy for our Company: That, before any promotional, marketing, and/or advertising campaign presently running is allowed to continue or is inaugurated in the future, it must be submitted to independent and certifiable testing to ensure that it is not equally or more appealing to the 14-to-18-age group than groups over 18.

"SUPPORTING STATEMENT: We suggest that, in creating this approach to testing, that the testing entity be independent of the company and the tobacco industry, with no possible conflict of interest. Its task will be to determine the effectiveness of the campaign in making a positive impression on two age groups: those 18 and under and those spread evenly between 18 and 45. If the test results on the young focus group show the campaign is equal to or exceeds the effectiveness of the older group the (proposed) campaign shall be terminated.

"If you agree that independent data showing our company does not advertise in ways that impact underage minors more than adults should be gathered to ensure shareholders we do not target young people, please vote "yes" for this resolution."

      The Board of Directors recommends a vote AGAINST Proposal No. 6.

     The MSA, entered into among Lorillard, other companies in the U.S. tobacco industry, and a group of State Attorneys General, is designed to provide a comprehensive framework to resolve many of the issues affecting the United States tobacco industry. This framework prohibits Lorillard, and the other participating companies, from targeting youth in its advertising and marketing. It also provides for the establishment of a foundation designed to, among other things, research, identify and implement effective means of reducing underage smoking, to be funded by approximately $1.45 billion supplied by the participating companies, including Lorillard, over a five year period.

     The MSA requires corporate culture commitments in relation to full compliance with the MSA, including furthering its goal of preventing underage tobacco use. Lorillard and other cigarette manufacturers would be subject to state enforcement actions for breaching their obligations concerning the development, implementation and enforcement of these corporate principles. As a consequence, Lorillard has advised the Company that all current and future promotional, marketing and/or advertising campaigns will be closely reviewed by Lorillard with the aim of complying with both the MSA, and Lorillard's commitment to reduce youth smoking.

     Lorillard believes that the carefully balanced framework already provided by the MSA, including the establishment of a well-funded research foundation which, among other things, is intended to develop and implement programs designed to reduce underage tobacco use, is the most appropriate manner by which to assure a substantial meaningful reduction in youth smoking and that any effort to impose a single method of achieving that goal is inappropriate. Furthermore, the method specifically advanced by this proposal, requiring "independent and certifiable testing," would impose a vague and ill-defined hurdle on Lorillard's marketing efforts which would be both burdensome and expensive to implement. Given the comprehensive scope of the MSA, placing additional burdens on Lorillard could place it at a competitive disadvantage with other participants in the U.S. tobacco industry. Accordingly, the Board of Directors recommends a vote against this proposal.

            SHAREHOLDER PROPOSAL RELATING TO INDEPENDENT DIRECTORS
                               (Proposal No. 7)

     The Immaculate Heart Missions, Inc., 4651 North 25th Street, Arlington, Virginia 22207, owner of 200 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

"RESOLVED: The shareholders of Loews urge the Company's Board of Directors to take the steps necessary to amend the company's By-Laws, after the 1999 annual meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the definition of independent director shall mean a director who:

-has not been employed by the Company or an affiliate in an executive capacity within the last five years;

-was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

-is not employed by a customer, supplier or provider of professional services to the Company;

-has no personal services contract with the Company;

-is not employed by a foundation or university that receives grants or endowments from the Company;

-is not a relative of anyone in the management of the Company;

-is not an officer of a company on which the Company's Chairman or Chief Executive Officer is also a board member.

"SUPPORTING STATEMENT: A Board of Directors must formulate corporate policies and monitor the activities of management in implementing those policies. Given the critical importance of these functions, we believe that it is in the best interest of all stockholders that a majority of board members be independent. The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision making in the best long term interests of shareholders. This proposal is prompted by our belief that the employment, business, and family relationships of any corporate director has the potential to raise conflicts of interest that may limit the vigilance and diligence of the board.

"Proposals similar to this have been championed by a number of prominent institutional investors including the Florida Retirement System and the California Public Employees Retirement System, other city and state pension funds, and many other institutional investors supporting responsible corporate governance practices. As a result, this proposal for governance reform has often received large votes by shareholders including at Loews in 1996 where a 22% vote supported this request and in 1997.

"In addition, many investors concerned about health issues related to Loews' tobacco business and our potential legal liabilities feel our Board has taken a defensive position and given inadequate creative leadership to this issue. The Loews Board has not promoted new, imaginative approaches on tobacco, an issue that is of central importance to the financial future of this company. We believe a truly independent board will better protect shareholder interests on the controversial questions of litigation related to our tobacco business.

"The definition of 'independent director' established in this proposal provides clear guidance in determining whether or not a given director is independent for purposes of determining the composition of the board. Adoption of this proposal would assure that the Company has the governance structures necessary to achieve its goals profitably and responsibly."

       The Board of Directors recommends a vote AGAINST Proposal No. 7.

     Individuals are selected for nomination to serve as directors of the Company based on their experience, competence and integrity. The Board believes that a proposal such as this one, which would establish an unduly rigid and restrictive requirement to be met by a majority of the Board of Directors, is not in the best interests of the Company and its shareholders. At the same time, the Board recognizes the benefits of having independent, non-management Board members, as well as management directors, serving on the Board of Directors. At present, five of the members of the Board are not employed by the Company, and four have never been employed by the Company. Moreover, the Audit Review Committee and the Incentive Compensation Committee of the Board of Directors each consist entirely of non-management directors. Furthermore, this proposal was defeated at last year's annual meeting of shareholders. Accordingly, the Board of Directors recommends a vote against this proposal.

                               OTHER MATTERS

     The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

     The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. In addition to the use of the mails, solicitation may be made by employees of the Company and its subsidiaries personally or by mail or telephone.

Shareholder Proposals for the Year 2000 Annual Meeting

     Shareholder proposals for the Annual Meeting to be held in the year 2000 must be received by the Company at its principal executive offices not later than November 29, 1999 in order to be included in the Company's proxy materials. Proxies solicited by the Company for the year 2000 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 9, 2000 without a description of them in the proxy materials for that meeting. Shareholder proposals should be addressed to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087, Attention: Corporate Secretary.

                                           By order of the Board of Directors,


                                                      BARRY HIRSCH
                                                       Secretary

Dated:  March 26, 1999

                        PLEASE COMPLETE, DATE, SIGN AND
                          RETURN YOUR PROXY PROMPTLY

LOEWS CORPORATION                                                          Proxy
--------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Bernard Myerson, Barry Hirsch and Gary W. Garson and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at The Regency Hotel, 540 Park Avenue, New York,
New York, on May 11, 1999, at 11:00 A.M., New York City Time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSALS 3, 4, 5, 6 and 7.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY





The Board of Directors recommends a vote               The Board of Directors recommends a vote AGAINST           Please mark
FOR Items 1 and 2                                      Items 3, 4, 5, 6 and 7                                     your votes
                                                                                                                  like this   [ X ]

Item 1-ELECTION OF DIRECTORS       WITHHELD
Nominees: C.B. Benenson,      FOR  FOR ALL                        FOR   AGAINST ABSTAIN                      FOR   AGAINST  ABSTAIN
          J. Brademas,                       ITEM 3-SHAREHOLDERS  [  ]   [   ]   [  ]   ITEM 5-SHAREHOLDER   [  ]    [  ]    [  ]
          D.H. Chookaszian,                         PROPOSAL-                                  PROPOSAL-
          P. Fribourg,                              EXECUTIVE                                  EXECUTIVE
          B. Myerson,                               COMPENSATION                               COMPENSATION
          E.J. Noha,          [  ]   [  ]                                                      AND TEEN
          G.R. Scott,                        ITEM 4-SHAREHOLDER   [  ]   [   ]   [  ]          SMOKING
          A.H. Tisch,                               PROPOSAL-
          J.S. Tisch,                               CIGARETTE                           ITEM 6-SHAREHOLDER   [  ]    [  ]    [  ]
          J.M. Tisch,                               USE BY                                     PROPOSAL-
          L.A. Tisch,                               PREGNANT                                   YOUTH-FRIENDLY
          and P.R. Tisch.                           WOMEN                                      TOBACCO
                                                                                               ADVERTISING

WITHHELD FOR: (Write that Nominee's name                                                ITEM 7-SHAREHOLDER   [  ]    [  ]    [  ]
in the space provided below.)                                                                  PROPOSAL-
                                                                                               INDEPENDENT
                                                                                               DIRECTORS
---------------------------------------------
ITEM 2-RATIFY DELOITTE  FOR  AGAINST  ABSTAIN
       & TOUCHE LLP AS
       INDEPENDENT      [  ]   [  ]    [  ]
       ACCOUNTANTS





                                                                     ----------
                                                                               |  Please sign EXACTLY as name appears on this
                                                                               |  Proxy. When shares are held by joint tenants,
                                                                               |  both should sign. When signing as attorney,
                                                                               |  executor, administrator, trustee or guardian,
                                                                               |  please give full title as such. Corporate and
                                                                               |  partnership proxies should be signed by an
                                                                               |  authorized person indicating the person's title.


Signature(s)                                                                      Date:
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